Exhibit 3.18
LIMITED LIABILITY COMPANY AGREEMENT
OF
CASCADES ENVIROPAC HPM LLC
     This Agreement is made effective as of the 5th day of June, 2007, by the Person whose signature appears at the end hereof.
ARTICLE 1
DEFINITIONS
     Section 1. Definitions. In this Agreement, the following terms shall have the meanings set forth below:
(a)	“Agreement” shall mean the Limited Liability Company Agreement.

(b)	“Board of Managers” shall mean the Managers of the Company, collectively.

(c)	“Capital Contribution” shall mean any contribution by the Member to the capital of the Company in cash or property.

(d)	“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Delaware Secretary of State on June 5, 2007, as it may from time to time be amended.

(e)	“Company” shall refer to Cascades Enviropac HPM LLC, a Delaware limited liability company.

(f)	“LLC Act” shall mean the Delaware Limited Liability Company Act.

(g)	“LLC Interest” shall mean the limited liability company interest of a Member in the Company.

(h)	“Manager” shall mean any Person appointed or elected, from time to time, as a Manager of the Company to manage the business and affairs of the Company pursuant to this Agreement.

(i)	“Member” shall mean Cascades Auburn Fiber Inc.

(j)	“Officer” shall mean an agent of the Company elected by the Board of Managers, as provided in Article 5 of this Agreement.

(k)	“Person” shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated association or other entity.

ARTICLE 2
FORMATION
     Section 2.1 Formation. The Company was organized as a Delaware limited liability company under and pursuant to the LLC Act by the filing of the Certificate of Formation with the Delaware Secretary of State on June 5, 2007.
     Section 2.2 Name. The name of the Company is Cascades Enviropac HPM LLC, and all Company business shall be conducted in that name or such other names as the Board of Managers may select from time to time in compliance with applicable law.
     Section 2.3 Principal Office. The principal office of the Company shall be located at 236 Stevens Street S.W., Grand Rapids, Michigan.
     Section 2.4 Registered Office. The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.
     Section 2.5 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     Section 2.6 Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
     Section 2.7 Term. The Company began on the date the Certificate of Formation was filed with the Delaware Secretary of State and shall continue until terminated in accordance with the terms of this Agreement.
     Section 2.8 Tax Classification of the Company. The Member intends and agrees that the Company initially will be classified as a disregarded entity for federal and state income tax purposes.
     Section 2.9 Adoption of this Agreement. The Member hereby adopts this Agreement as the Limited Liability Company Agreement of the Company pursuant to the LLC Act.
ARTICLE 3
MEMBERSHIP
     Section 3.1 Member. The name and address of the sole Member is Cascades Auburn Fiber Inc., 586 Lewiston Junction Road, Auburn, Maine 04210. The Member shall be the owner of all of the LLC Interests of the Company.

     Section 3.2 Capital Contribution. The Member shall make an initial Capital Contribution to the Company of $2,850,000. Any additional Capital Contributions by the Member shall be made at such time and in such amount and manner as determined by the Member.
     Section 3.3 Rights and Powers of Member. The Member shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the vote or written consent of the Member:
(a)	The dissolution or liquidation, in whole or in part, of the Company, or the institution of proceedings to have the Company adjudicated bankrupt or insolvent;

(b)	The filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

(c)	The consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;

(d)	The merger of the Company with any other entity;

(e)	The sale of all or substantially all of the Company’s assets; or

(f)	The amendment of the Certificate of Formation of this Agreement.
     Section 3.4 Action Without Meeting. Any action required to be taken by vote of the Member may be taken without a vote if a consent in writing, setting forth the action so taken, shall be signed by the Member.
     Section 3.5 Liability to Third Parties. The Member, by virtue of its status as a Member or its ownership of the LLC Interests, shall not be liable for the debts, obligations or liabilities of the Company, including, but not limited to, a judgment, decree or court order.
     Section 3.6 Distributions.
(a)	From time to time, the Company shall distribute to the Member any cash or property which is deemed available for distribution, whether that cash or property results from operations, sales of assets, borrowings or otherwise. The amount which shall be deemed to be “available for distribution” shall be determined by the Board of Managers.

(b)	As required by the LLC Act, no Distribution shall be made if, after giving effect to such Distribution, the total liabilities of the Company, other than liabilities to the Member on account of its LLC Interests and liabilities of the Company for which the recourse of creditors is limited to specific property, exceeds the fair market value of the assets of the Company; the fair market value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to such extent that the fair market value of the property exceeds such liability.
ARTICLE 4
MANAGEMENT
     Section 4.1 Board of Managers. Except as otherwise specifically provided by this Agreement (including, without limitation, Section 3.3), the Board of Managers shall have the exclusive right to manage the Company’s business. The Board of Managers shall consist of the Managers of the Company. Initially, there shall be 2 Managers, Mario Plourde and Simon Gosselin shall serve as the initial Managers. The number of Managers may be increased or decreased (but not below one) by the vote or written consent of the Member. No decrease in the number of Managers constituting the Board of Managers shall shorten the term of any incumbent Manager.
     Section 4.2 Election of Managers. The Managers shall be elected by the Member. Upon the death, incapacity, resignation or removal of any Manager, a replacement Manager shall be elected by the Member.
     Section 4.3 Term of Manager; Removal. A Manager shall not have a contractual right to such position. A Manager shall serve until the earliest of: (a) the death, incapacity or resignation of such Manager; or (b) the removal of such Manager by the vote or written consent of Member.
     Section 4.4 Resignation of Manager. A Manager may resign as a Manager at any time.
     Section 4.5 Removal of Manager. A Manager may be removed, at any time, with or without cause, by the Member.
     Section 4.6 Meeting of the Managers. The Board of Managers shall meet regularly, and at no time less than quarterly, to discuss the business of the Company and to make any decisions regarding the business of the Company. A meeting of the Board of Managers may be called by any Manager. Such meetings shall be held at the principal office of the Company or such other place as a majority of the Managers decide. Notice of the time, place, and purpose of any meeting of the Managers shall be sent by the Manager calling such meeting to the other Managers of the Company personally, by facsimile, or by mail, at least five business days before such meeting.
     Section 4.7 Actions of the Managers. Subject to the provisions of Section 3.3 of this Agreement, each Manager has the power to bind the Company as provided in this Article 4; provided, however, that all decisions of the Company within the authority of the Board of

Managers shall be decided by a majority of the Managers. No act of a Manager in contravention of such determination shall bind the Company to persons having knowledge of such determination. The act of a Manager for the purpose of apparently carrying on the usual business or affairs of the Company, including the exercise of the authority indicated in this Article 4, shall bind the Company to persons not having knowledge of a determination to the contrary, and no person dealing with the Company shall have any obligation to inquire into the power or authority of Manager to act on behalf of the Company. Each Manager agrees to indemnify the Company for any act of such Manager in contravention of the decision of the Board of Managers.
     Section 4.8 Compensation. Except as decided by the Member, a Manager shall not receive any fees or salaries for serving as a Manager of the Company. The Manager shall, however, be entitled to be reimbursed for the reasonable expenses incurred by him in performing his duties as the Manager of the Company.
     Section 4.9 Powers of Manager. Except as specially reserved to the Member in this Agreement, the Board of Managers shall have complete discretion, power and authority in the management and control of the business of the Company, shall make all decisions affecting the business of the Company and shall manage and control the affairs of the Company to carry out the business and purposes of the Company. Without limiting the generality of the foregoing, the Board of Managers is hereby authorized to:
(a)	Expend Company funds in furtherance of the purposes of the Company;

(b)	Invest and reinvest in securities or other property of any character, real or personal, including, but not limited to, common and preferred stocks, bonds, notes, debentures, mortgages, leases and partnership interests (general or limited);

(c)	Sell, exchange or otherwise dispose of any such securities or other property at public or private sale and to grant options for the purchase, exchange or other disposition thereof, and to exercise or sell any options and any conversion, subscription, voting and other rights, discretionary or otherwise, in respect thereof.

(d)	Manage and keep in force such insurance as may be required to reasonably protect the Company and its assets;

(e)	Borrow money for and on behalf of the Company and to incur and/or guarantee obligations for and on behalf of the Company, on such terms and at such rates of interest as the Board of Managers may deem advisable and proper;

(f)	Pledge the credit of the Company and grant security interests in Company assets for Company purposes;

(g)	Employ such agents, employees, independent contractors, attorneys and accountants as the Board of Managers deems reasonably necessary;

(h)	Commence, defend, compromise or settle any claims, proceedings, actions or litigation for and on behalf of the Company;

(i)	Execute, deliver, file and/or record any and all instruments, documents or agreements of any kind which the Board of Managers may deem appropriate or as may be necessary or desirable to carry out the purposes of the Company; and

(j)	Take such other actions as the Board of Managers may reasonably believe to be necessary or desirable to carry out the purposes of the Company.
     Section 4.10 Books and Records. The Board of Managers shall keep or cause to be kept complete and accurate books and records of the Company as required under Section 18-305 of the LLC Act, as well as supporting documentation of transactions with respect to the conduct of the Company’s business.
     Section 4.11 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Board of Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
     Section 4.12. Fiduciary Duties of Manager. The Manager shall perform his duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other persons as to matters that the Manager believes to be within such Person’s professional or expert competence. A Manager who so performs the duties of a manager in accordance with this Section 4.12 shall have no liability by reason of being or having been a Manager of the Company.
     Section 4.13 Liability of Manager. The Manager of the Company shall not be liable for any debts, obligations or liabilities of the Company, whether arising in tort, contract or otherwise, solely by reason of being the Manager or acting (or omitting to act) in such capacity or participating in the conduct of the business of the Company.
ARTICLE 5
OFFICERS OF THE COMPANY
     Section 5.1 Election of Officers. The Board of Managers may elect a President, a Treasurer, one or more Vice Presidents and such other Officers as they may determine. Any vacancies in such offices shall be filled in the same manner. Each such Officer shall serve at the pleasure of the Board of Managers and until his successor shall have been duly elected and qualified, unless he shall die, resign or be removed. Any two or more offices may be held by the same person.

     Section 5.2 Removal of Officers. Any Officer of the Company may be removed with or without cause by the Board of Managers whenever in it judgment the best interests of the Company will be served thereby.
     Section 5.3 Compensation. The Board of Managers shall fix the compensation, if any, of all Officers of the Company who are appointed by the Board of Managers.
     Section 5.4 President. The President shall preside at all meetings of the Members and the Board of Managers and shall have general charge of the business of the Company, subject to the control and direction of the Board of Managers. In general, the President shall have all the powers and perform all the duties normally incident to the office of president of a business corporation under the Delaware General Corporation Law, together with such other powers and duties as may from time to time be properly prescribed by the Board of Managers.
     Section 5.5 Vice President. Any one of the Vice Presidents may be designated by the Board of Managers as an Executive Vice President. At the request of the President or in his absence or during his disability, the Executive Vice President shall perform the duties and exercise the functions of the President. If there be no Executive Vice President, the Vice President designated by the Board of Managers shall perform such duties and exercise such functions in such case. Each Vice President shall have such other powers and duties as may from time to time be prescribed by the Board of Managers or the President.
     Section 5.6 Secretary. The Secretary shall attend all meetings of the Board of Managers and of the Members, and shall record all votes in the minutes of all such proceedings in a book to be maintained for such purpose. He shall give or cause to be given notice of all meetings of Members and of the Board of Managers. He shall be the custodian of the seal of the Company and shall affix the seal to any instrument when authorized by the Board of Managers. He shall keep all the documents and records of the Company, as required by law or otherwise, in a proper and safe manner. The Secretary shall have such other powers and duties as may from time to time be properly prescribed by the Board of Managers or the President.
     Section 5.7 Treasurer. The Treasurer shall be the chief financial officer of the Company and shall keep correct and complete books and records of account for the Company. Subject to the control and supervision of the Board of Managers and the President, or such other officer as the President may designate, the Treasurer shall establish and execute programs for the provision of the capital required by the Company, including negotiating the procurement of capital and maintaining adequate sources for the Company’s current borrowings from lending institutions. He shall maintain banking arrangements to receive, have custody of and disburse the funds and securities of the Company. He shall invest the funds of the Company as required, establish and coordinate policies for investment in pension and other similar accounts due the Company. The Treasurer shall have such other powers and duties as may from time to time be properly prescribed by the Board of Managers or the President.

ARTICLE 6
INDEMNIFICATION
     Section 6.1 Indemnification of the Members and Managers. The Company shall indemnify, defend and hold harmless the Member and each Manager, and the heirs, beneficiaries and legal representatives of each Member and Manager (each, an “Indemnified Party”) from and against any and all actual or alleged losses, claims, damages, liabilities, costs and/or expenses (collectively, “Damages”) of any nature whatsoever, including without limitation, attorneys’ fees, arising out of or in connection with any action taken or omitted by a Member or Manager pursuant to authority granted by or otherwise in connection with this Agreement; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party if a judgment or other final adjudication adverse to the Member or Manager establishes (i) that the Member’s or Manager’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that the Member or Manager personally gained in fact a financial profit or other advantage to which such the Member or Manager was not legally entitled. Any indemnity under this Section 6.1 shall be paid out of, and to the extent of, Company assets only, including insurance proceeds if available.
     Section 6.2 Advancement of Expenses. All expenses reasonably incurred by an Indemnified Party in connection with a threatened or actual action or proceeding with respect to which such Person is or may be entitled to indemnification under this Article 6 shall be advanced or promptly reimbursed by the Company to such Indemnified Person in advance of the final disposition of such action or proceeding upon receipt of an undertaking by such Indemnified Person or on such Indemnified Person’s behalf to repay the amount of such advances, if any, as to which such Indemnified Person is ultimately found not to be entitled to indemnification or where indemnification is granted, to the extent such advances exceed the indemnification to which such Indemnified Person is entitled.
     Section 6.3 Contractual Article. No repeal or amendment of this Article 6, insofar as it reduces the extent of the indemnification of any Person who could be an Indemnified Party shall, without the written consent of such Person, be effective as to such Person with respect to any event, act or omission occurring or allegedly occurring prior to the (a) date of such repeal of amendment if on that date such Person is not serving in any capacity for which such Person could be an Indemnified Party or (b) the thirtieth (30th) day following delivery to such Person of written notice of such amendment as to any capacity in which such Person is serving on the date of such repeal or amendment for which such Person could be an Indemnified Party. No amendment of the LLC Act shall, insofar as it reduces the permissible extent of the right of indemnification of an Indemnified Party under this Article 6, be effective as to such Indemnified Party with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Article 6 shall be binding on any successor to the Company, including any limited liability company, corporation or other entity which acquires all or substantially all of the Company’s assets.
     Section 6.4 Insurance. The Company may, but need not, maintain insurance insuring the Company or Persons entitled to indemnification under this Article 6 for liabilities against which they are entitled to indemnification under this Article 6 or insuring such Persons for liabilities against which they are not entitled to indemnification under this Article 6.

Notwithstanding the foregoing, the Company shall not conduct any clinical trials without previously obtaining ordinary and customary insurance.
     Section 6.5 Non-Exclusivity. The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which any Person covered hereby may be entitled other than pursuant to this Article 6. The Company is authorized to enter into agreements with any such Person or Persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article 6 to the full extent permitted by law.
     Section 6.6 Indemnification of Employees or Agents. The Company, by the written resolution of the Board of Managers, may indemnify and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to a Member or Manager under this Article 6; and the Company may indemnify and advance expenses to Persons who are not or were not Officers, employees or agents of the Company, but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of such Person’s status as such a Person to the same extent that the Company may indemnify and advance expenses to a Member under this Article 6.
ARTICLE 7
DISSOLUTION
     Section 7.1 Dissolution. The Company shall be dissolved and its affairs wound up, only upon the vote or written consent of the Member.
     Section 7.2 Winding Up. Upon the dissolution of the Company, the Board of Managers shall wind up the Company’s affairs and satisfy the Company’s liabilities. The Board of Managers shall liquidate all of the Company’s assets as quickly as possible consistent with obtaining the full fair market value of said assets. During this period, the Board of Managers shall continue to operate the Company and all of the provisions of this Agreement shall remain in effect. The Board of Managers shall notify all known creditors and claimants of the dissolution of the Company in accordance with the LLC Act.
     Section 7.3 Final Distribution. The proceeds from the liquidation of the Company’s assets shall be distributed in the following order of priority: (a) to the payment of all liquidating expenses, including accounting and legal fees, and all costs of sale; (b) to creditors of the Company in satisfaction of the liabilities of the Company, whether by payment or by establishment of adequate reserves; and (c) to the Member.
     Section 7.4 Certificate of Cancellation. On completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated, and the Board of Managers (or such other Person or Persons as the LLC Act may required or permit) shall file a certificate of cancellation with the Delaware Secretary of State, and take such other actions as may be necessary to terminate the Company.

ARTICLE 8
MISCELLANEOUS
     Section 8.1 Amendment of Certificate of Formation or this Agreement. The Certificate of Formation or this Agreement may be amended only by the vote or written consent of the Member.
     Section 8.2 Governing Law. This Agreement and the obligations of the Member and the Managers hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.
     Section 8.3 Severability. If any provisions of this Agreement or the application of the provisions of this Agreement to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.
     Section 8.4 Captions. The captions used in this Agreement are inserted for convenience only and are not part of this Agreement.
     Section 8.5 Gender. The masculine, feminine or neuter pronouns used in this Agreement shall be deemed to includes the masculine, feminine or neuter genders, as appropriate.
     Section 8.6 No Rights Created in Third Persons. This Agreement is intended solely for the benefit of the party hereto and does not create any rights in persons not a party to this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the Member has signed this Agreement as of the date first written above.

Cascades Auburn Fiber Inc.
By:	/s/ Nathalie Theberge
Nathalie Theberge
Assistant Secretary